AMENDMENT TO

GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT

THIS AMENDMENT is made as of September 1, 2007, by and between JPMorgan Chase Bank, N.A. and the entities who are currently parties to the Global Custody and Fund Accounting Agreement, in place for the investment companies in the JPMorgan fund complex (as listed below) (the “Agreement”).

WHEREAS, the parties hereto wish to amend the Agreement, to reflect the replacement of the current fee schedule with a new fee schedule and the addition of a new services schedule.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.
2.	As of the date of the amendment, Schedule C is replaced with new Schedule C which reflects the new fees charged under the Agreement.
3.	As of the date the amendment, Schedule D which covers global derivative services is added to the Agreement.
4.	This amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

5.	This amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

* * * *

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IN WITNESS WHEREOF, the parties have caused this amendment to the Agreement to be executed by their duly authorized officers as of the day and year first above written.

JPMorgan Chase Bank, N.A.

By:	/s/ Ann M. Osti
Name:	Ann M. Osti
Title:	Vice President

JPMorgan Institutional Trust
JPMorgan Trust I
JPMorgan Trust II
J.P. Morgan Mutual Fund Group
J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Investment Trust
J.P. Morgan Series Trust II
Undiscovered Managers Funds
UM Investment Trust
JPMorgan Insurance Trust
By:	/s/ Stephanie J. Dorsey
Name:	Stephanie J. Dorsey
Title:	Treasurer

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Schedule C

Global Custody, Fund Accounting Services and Global Derivative Services Fee Schedule

To the Global Custody and Fund Accounting Agreement

(as of September 1, 2007)

Global Custody Fees : These fee schedules are applicable to the JPMorgan Funds Complex (which includes any 1940 Act fund, commingled fund or Section 3c-7 fund which is advised or sub-advised by an entity which is a wholly-owned subsidiary of JPMorgan Chase & Co.).

1.	Safekeeping and Settlement Charges

Global Custody Fee Schedule
Market	Safekeeping (BPs)*	Transaction** (US$)
Argentina	25.00	55.00
Australia	2.50	50.00
Austria	5.00	50.00
Bahrain	45.00	100.00
Bangladesh	40.00	100.00
Belgium	4.00	50.00
Bermuda	20.00	75.00
Botswana	45.00	100.00
Brazil	15.00	50.00
Bulgaria	35.00	75.00
Canada	2.00	15.00
Chile	20.00	75.00
China	20.00	50.00
Colombia	40.00	100.00
Costa Rica	40.00	100.00
Croatia	40.00	100.00
Cyprus	40.00	100.00
Czech Republic	25.00	75.00
Denmark	2.50	50.00
Ecuador	40.00	100.00
Egypt	40.00	75.00
Estonia	30.00	75.00
Euro CDs	1.00	15.00
Euroclear	1.25	10.00
Finland	5.00	50.00
France	2.00	30.00
Germany	1.25	27.00
Ghana	40.00	125.00
Greece	20.00	75.00

Global Custody Fee Schedule
Market	Safekeeping (BPs)*	Transaction** (US$)
Hong Kong	3.50	45.00
Hungary	20.00	75.00
Iceland	20.00	75.00
India	20.00	45.00
Indonesia	10.00	75.00
Ireland	3.00	45.00
Israel	25.00	75.00
Italy	2.00	30.00
Ivory Coast	60.00	100.00
Jamaica	40.00	70.00
Japan	1.50	10.00
Jersey	40.00	100.00
Jordan	40.00	100.00
Kazakhstan	50.00	100.00
Kenya	40.00	100.00
Korea	15.00	35.00
Latvia	20.00	100.00
Lebanon	50.00	100.00
Lithuania	35.00	100.00
Luxembourg	3.00	50.00
Malaysia	8.00	75.00
Malta	40.00	100.00
Mauritius	60.00	100.00
Mexico	6.00	35.00
Morocco	40.00	125.00
Namibia	40.00	125.00
Nepal	60.00	125.00
Netherlands	3.50	30.00
New Zealand	2.00	47.00
Nigeria	60.00	125.00
Norway	2.60	50.00
Oman	35.00	125.00
Pakistan	30.00	150.00
Peru	50.00	100.00
Philippines	7.00	83.00
Poland	30.00	100.00
Portugal	12.00	83.00
Romania	30.00	100.00
Russia	15.00	80.00
Singapore	4.00	45.00

Global Custody Fee Schedule
Market	Safekeeping (BPs)*	Transaction** (US$)
Slovakia	40.00	100.00
Slovenia	35.00	100.00
South Africa	5.00	40.00
Spain	3.00	40.00
Sri Lanka	20.00	100.00
Swaziland	40.00	125.00
Sweden	3.00	50.00
Switzerland	2.50	40.00
Taiwan	13.00	75.00
Thailand	12.00	40.00
Tunisia	40.00	90.00
Turkey	20.00	75.00
Ukraine	60.00	100.00
United Arab Emirates	45.00	100.00
United Kingdom	0.16	15.00
United States	0.10	4.50
Uruguay	50.00	125.00
Venezuela	35.00	100.00
Vietnam	40.00	125.00
Zambia	40.00	125.00
Zimbabwe	40.00	115.00
*	Annualized rate paid pro rata each month.

**    Cost for the settlement of all primary transactions.

Additional Primary Transaction Charges

Description	Rates (US$)
Physical Security Receive/Deliver	20.00
Memo Positions (Blue Sheet)	7.50
Futures and Options	7.50

2.	Secondary Transaction Charges

Custody and safekeeping related transactions process post security settlement. Trade instructions that require manual input will incur an additional $20.00 surcharge.

Description	Rates(US$)
Income Collections – Physical	5.00
Principal & Interest - Book Entry	5.00
Principal & Interest - Physical	5.00

3.	Cash Transaction Charge

Non-securities-related cash payments levied for all outward free payments including third party foreign exchange payments. No charge is levied for the receipt of incoming funds. Cash instructions that require manual input will incur an additional surcharge of $20.

Description	Rates(US$)
Foreign Exchange Payments	7.00
Outgoing Wires (Fed, Chips, SWIFT)	7.00

4.	Global Proxy Voting Service

This service includes the provision of an extensive suite of secure online tools to assist client exercise their corporate governance responsibilities, including in-market support for vote execution, share blocking, beneficial owner re-registration and power of attorney administration where required.

Global Proxy Voting Fee Schedule
Tier A: US$15		Tier B: US$35	Tier C: US$60
Australia	Singapore	Argentina	Italy
Bahrain	South Africa	Austria	Jordan
Bangladesh	South Korea	Belgium	Lebanon
Bermuda	Spain	Brazil	Malta
Canada	Sri Lanka	Colombia	Mauritius
China+	Taiwan	Croatia	Mexico
Chile	Thailand	Cyprus	Netherlands
Estonia	Tunisia	Czech Republic	Norway+
Euroclear	Ukraine	Denmark	Pakistan
Hong Kong	United Kingdom	Egypt	Poland
India+	United States	Ecuador	Portugal
Indonesia	Vietnam	Finland	Slovak
Ireland	Venezuela	France	Sweden+
Israel		Germany	Switzerland
Jamaica		Greece	Turkey
Japan		Hungary
Malaysia		Iceland
New Zealand
Philippines
Russia+

+ The fee for this country is the fee for the appropriate tier plus out of pocket expenses

Fund Accounting

The following schedule shall be employed in the calculation of the annual fees payable for the services provided under this Agreement. For purposes of determining the asset levels at which a Tier applies, assets for that fund type across the entire JPMorgan Funds Complex (which shall be defined to include any 1940 Act fund, commingled funds or Section 3c-7 fund which is advised or sub-advised by an entity which is a wholly-owned subsidiary of JPMorgan Chase & Co.) shall be used.

Money Market Funds*
Tier One	First 5,000,000,000	0.75 bps
Tier Two	Next $7,500,000,000	0.60 bps
Tier Three	Next $22,500,000,000	0.30 bps
Tier Four	Over $35,000,000,000	0.10 bps

Fixed Income Funds
Tier One	First $12,500,000,000	0.90 bps
Tier Two	Next $7,500,000,000	0.50 bps
Tier Three	Next $10,000,000,000	0.35 bps
Tier Four	Over $30,000,000,000	0.20 bps

U.S. Equity Funds
Tier One	First $12,500,000,000	0.85 bps
Tier Two	Next $7,500,000,000	0.50 bps
Tier Three	Next $10,000,000,000	0.35 bps
Tier Four	Over $30,000,000,000	0.25 bps

International Funds
Tier One	First $12,500,000,000	2.00 bps
Tier Two	Over $12,500,000,000	1.75 bps

Emerging Markets Funds
Tier One	First $12,500,000,000	3.00 bps
Tier Two	Over $12,500,000,000	2.00 bps

Other Fees
Minimums**
	U.S. Equity	$20,000
	U.S. Fixed Income	$20,000
	Money Markets	$10,000
	International	$25,000
	Emerging Markets	$40,000
	Highbridge Statistical Market Neutral Fund***	$30,000
Additional Share Classes (except Fund of Funds****)	$2,000
Multi-Manager (per manager)	$6,000
Fund Mergers (per fund)	$1,500
Fund of Funds *****	$15,000

* A cap on Fund Accounting fees for the Money Market Funds will be set a $1 Million per annum. When a Money Market Fund reaches the fee cap, fees on additional share classes will also be waived.

** Fund minimums will apply only for Funds that have commenced operations. Start up funds will be charged at a rate of 50% of the Fund Accounting fees for a period of 6 months after commencement of operations.

*** Plus $20 per trade requiring manual entry into the WINS accounting platform

**** Fund of Funds will be charged a share class fee of $2,000 per annum after the 3rd share class.

***** This flat fee applies to Fund of Funds investing in JPM funds only. For any long term funds investing only in other Funds as part of the overall investment strategy or for Funds of Funds investing in outside funds, the tiered pricing for Fund Accounting in the appropriate asset class would apply.

Global Derivative Services:

Instrument Coverage / Fees

Instruments covered are standard transactions of the types listed in the fee schedule below and outlined in Appendix A of the Service Level Document. Exotic or structured trades are excluded from this fee schedule. Instruments covered by the fee schedule may be expanded by mutual agreement of the parties.

Instruments	Transaction (STP+) Set up Fee US$* (per Trade)	Amendment (STP+) Fees US$ (per Trade)	Daily Lifecycle Management Fee US$ (per Position per Day)	Collection of Broker Price Fee US$ (per Position per Day)	Independent Valuation US$ (per Position per Day)
Forward Rate Agreements	40.00	10.00	0.40	1.50	0.25
Interest Rate Swaps (including caps & Floors)	40.00	10.00	0.40	1.50	0.25
Swaptions	40.00	10.00	0.40	1.50	0.25
Credit Default Swaps – Single Name & Index	40.00	10.00	0.40	1.50	Not in Scope
Price Locks	40.00	10.00	0.40	1.50	Not in Scope
Currency Options	40.00	10.00	0.40	1.50	Not in Scope
Bond Options	40.00	10.00	0.40	1.50	Not in Scope
Inflation Swaps	40.00	10.00	0.40	1.50	Not in Scope
Total Return Swaps	40.00	10.00	0.40	1.50	Not in Scope

+Straight Through Processing

* Tiered Fees

A tiered structure will be applied to the new transaction set up fee for the JPMorgan Funds Complex (which shall be defined to include any 1940 Act fund, commingled funds or Section 3c-7 fund which is advised or sub-advised by an entity which is a wholly-owned subsidiary of JPMorgan Chase & Co.) on the following basis:

•	US$ 40 : 0 – 2,000 new transactions per month
•	US$ 35: 2,000 – 4,000 new transactions per month
•	US$ 30: > 4,000 new transactions per month

These transaction fees will be applied across all transactions on a pro-rata basis.

Notes

1)	A one time set-up fee applies to, and will be charged for, all new transactions.
2)

Amendment fees will be charged for the following types of transactions including, but are not limited to: trade amends, cancellations, partial/full terminations, amendments, unwinds, terminations, cancellations, novations, restructures, option exercises, notional re-sets, option expiries, maturities or credit events.

3)

Independent Valuation fees and daily administration fees will be calculated based on the number of open positions at the end of each business day, aggregated across all funds/accounts. Broker price fees will be calculated based on the number of open positions at month end.

4)

New non-STP trades will be charged at twice the rate of STP trades. Likewise, non-STP trade amendments will be charged at twice the rate of STP trade amendments. If Bank causes the trade or amendment not to be STP, then there will not be an extra charge.

Out-of-pocket Expenses

Recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following*:

•	Custody. Registration/transfer fees will be a pass-through when incurred by Bank. Stamp taxes/duties/script fees will be a pass-through when incurred by Bank. Other pass-through fees include:
•	Account opening fees in the local market(s)
•	Local administrator, legal counsel and tax consultant fees as required
•	Local crossing, transaction, registration and/or depository fees
•	Transportation costs for shipment of physical securities and/or script
•	Translation services, travel and accommodation expenses, legal fee and personal attendance expenses as required

•

Information, Pricing, Benchmarking and other Data Licensed Services. These charges include payments to service providers such as IDC, JJ Kenny, Bear Sterns, Xciteck, Reuters, Bloomberg, CCH, Exchange fees, Options Price Reporting Authority, Standard and Poors, Hedgetek, Wall Street Concepts, Easylink

- Archives. Archive charges to include storage, transportation, and recalls of archive boxes.

- Printing/Copying. These charges include expenses associated with printing copying and fax support.

*Additional fee categories may be added in response to future developments, e.g., when new regulations are enacted that result in additional expense to comply with those regulations.

Fee Terms and Conditions

Bank's fees shall remain in place for a period of 3 years from the effective date of the fee schedule.

Bank reserves the right to renegotiate its fee schedule at any time, should the Funds actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop our fee proposal. The fee schedule may also be amended by mutual agreement of the parties if the Funds’ service requirements change; each party agrees to negotiate, diligently and in good faith, to agree upon new fees for such service requirement changes. Related to Fund Accounting services, bond broker quotes are currently included in the overall Fund Accounting fees. Should there be a significant increase in the use of bond broker quotes, Bank and the Funds agree to revisit this arrangement.

Fees for additional service(s) and/or market(s) added at the request of the Funds while this fee schedule is in effect will be assessed at Bank's standard price(s); unless an alternative pricing arrangement is agreed upon in advance by the Funds and Bank.

JPMorgan requires invoices to be paid in U.S. Dollars, unless Bank and the Funds have agreed upon alternative payment arrangements in advance of remittance.

Basis point fee(s), if applicable, will be calculated at the end of the monthly billing period using asset values derived by Bank from data provided by its selected pricing sources. In the event that Bank must rely on the Funds or a portfolio manager or other party(ies) selected by the Funds to provide valuation(s) for the purpose of calculating basis point fee(s), Bank must receive such valuations no later than 30 days after the end of the billing period in a format deemed acceptable by Bank. In the event that Bank does not receive valuations by the required date, Bank will render an invoice using the most recent valuation(s) received for the respective investment(s)/account(s).

Bank will present invoices monthly in arrears, with payment expected via wire transfer, unless an alternative billing arrangement is negotiated between the Funds and Bank. All annual fees, including basis point fees, will be pro-rated based on the number of months included in the billing period.

Any customized technology projects required to meet the Funds specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to the Funds based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is negotiated between the Funds and Bank.

Agreed to and accepted by:

JPMorgan Trust I

JPMorgan Trust II

Undiscovered Managers Funds

J.P. Morgan Mutual Fund Group

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

UM Investment Trust

J.P. Morgan Series Trust II

JPMorgan Institutional Trust

JPMorgan Insurance Trust

By:
Name:
Title:
Date:	September 1, 2007

JPMorgan Chase Bank, N.A.

By:
Name:
Title:
Date:	September 1, 2007

SCHEDULE D

To the Global Custody and Fund Accounting Agreement

September 1, 2007

Global Derivatives Services

The following provisions are added to the Agreement with respect to certain services provided by the Bank for certain OTC Derivative Contracts which are included in a Fund’s portfolio.

I.	DEFINITIONS

“Back-Up Method” means an alternative method to be used to price an OTC Derivative Contract if the Customer’s selected method cannot be used.

“Calculated Price” for an OTC Derivative Contract on a given date means the amount determined by a Supported Pricing Model for such OTC Derivative Contract for such date.

“Non-Supported OTC” means an OTC Derivative Contract which cannot be priced using a Supported Pricing Model.

“OTC Derivative Contract” means any contract of a type that Bank, acting reasonably, determines to be an over-the-counter derivative.

“Reports” means information from Bank systems that is supplied to the Customer.

“Supported Pricing Model” means the theoretical algorithms that Bank has on its systems and the data sources which such algorithms use which can be used to price OTC Derivative Contracts.

II.	INFORMATION REQUIRED FROM THE CUSTOMER

2.1	If the Customer requests that Bank provides any of the services under this Schedule in respect of any OTC Derivative Contract then:

(a)	the Customer shall provide to Bank in a timely, accurate and complete manner all information relating to each OTC Derivative Contract that Bank requires and in such a format as Bank shall specify to allow Bank to capture each OTC Derivative Contract onto its systems;

(b)	the Customer shall provide to Bank throughout the term of each OTC Derivative Contract in a timely, accurate and complete manner any amendments to each

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OTC Derivative Contract or otherwise notify Bank of any other events in relation to each OTC Derivative Contract which are likely to have an effect on the valuation of the OTC Derivative Contract.

III.	TRANACTION PROCESSING AND LIFECYCLE MANAGEMENT

3.1	Subject to Clause 2.1 and Clause 6, Bank shall maintain a process for daily position management so that the Bank shall have an up-to-date record for each OTC Derivative Contract on its system. This daily position management process shall include the setting up each OTC Derivative Contract on the system and amending the OTC Derivative Contract as reasonably required to reflect, without limitation, cancellations, terminations, option exercises and option expiries, maturities or credit events as notified to the Bank by the Customer The Bank shall also support cash break resolution, manage the reconciliation of trades, positions and cashflows related to the OTC Derivative Contract as well as provide the Customer with associated cashflow and lifecycle reporting.

IV.	PRICING SERVICE

4.1	As soon as is reasonably practicable, the Customer and Bank shall agree upon a procedure for pricing any OTC Derivative Contract that may be entered into by the Customer. The Customer may request that Bank price any OTC Derivative Contract as follows:

(a)	The Customer may request that Bank provides a Calculated Price from its Supported Pricing Models;

(b)	The Customer may request that Bank sources the price of the OTC Derivative Contract from brokers, counterparties or from third-party vendors agreed upon with the Customer;

(c)	The Customer may provide the price of the OTC Derivative Contract; or

(d)	any reasonable combination of (a), (b) or (c).

4.2	If Bank and the Customer have agreed to price the OTC Derivative Contract under Clause 4.1(a) then the following shall apply:

(a)	Bank shall notify the Customer of the relevant Supported Pricing Models;

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(b)	The Customer shall review and agree upon the Supported Pricing Models with Bank. Bank shall supply to the Customer such reasonable information relating to the Supported Pricing Models as the Customer requests. The Customer acknowledges and agrees that some information relating to the Supported Pricing Models may contain proprietary information and that Bank shall, in such case, not be required to provide such information. To the extent that Bank provides information relating to the Supported Pricing Models to the Customer, the Customer shall treat any Supported Pricing Model information as confidential information and shall not disclose it to any person without the prior written consent of Bank;

(c)	If after reviewing the Supported Pricing Models the Customer does not wish any OTC Derivative Contract to be priced using the Supported Pricing Models, the Customer shall notify Bank and the Customer and Bank shall agree the alternative method to be used under Clause 4.1(b) or (c);

(d)	Bank and the Customer shall review, and modify as agreed between the parties, the Supported Pricing Models from time to time;

(e)	If the Customer enters into a Non-Supported OTC, Bank shall notify the Customer that the OTC Derivative Contract is a Non-Supported OTC as soon as is reasonably practicable and the Customer and Bank shall agree the alternative method to be used under Clause 4.1(b) or (c).

4.3	Bank shall use the method agreed under Clause 4.1 for determining the price of any OTC Derivative Contract for the purpose of inputting such price in the net asset calculation.

4.4	Bank and the Customer shall agree upon a Back-Up Method. If Bank cannot provide a price for any OTC Derivative Contract as a result of:

(a)	the Customer not providing all the information required under Clause 2.1;

(b)	any brokers, counterparty or third party vendors not providing such price;

(c)	the Customer not providing the price; or

(d)	any reasons beyond the reasonable control of Bank,

then Bank shall apply such Back-Up Method.

4.5	The Customer acknowledges that it is the Customer’s responsibility to ensure that any

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method of pricing any OTC Derivative Contract is authorized under the Customer’s Prospectus.

V.	REPORTS

5.1	Bank may offer to the Customer reports of information relating to the OTC Derivative Contracts (“Reports”) that it has captured onto its systems as agreed between Bank and the Customer.

VI.	ADDITIONAL DISCLAIMERS

6.1	The Customer acknowledges that Bank shall not be liable for the accuracy, timeliness, completeness or availability of any information provided by:

(a)	the Customer;

(b)	any agreed upon broker or counterparty;

(c)	any agreed upon third party vendor of OTC Derivative Contract prices; or

(d)	any agreed upon third party vendor of market data.

6.2	The Customer acknowledges that the Supported Pricing Models are algorithms which are theoretical in nature and accordingly the Customer acknowledges that the Supported Pricing Models may not adequately model all economic factors or events. The Customer acknowledges that Bank shall not be liable to the Customer for any inadequacy or defect of any kind with respect to the use of any Supported Pricing Model for the production of a price to input into the net asset calculation. The Customer agrees that its use of any Calculated Price is at the Customer’s own risk and Bank shall not be liable to the Customer for any loss which arises from the use of such Calculated Price for any purpose (including, without limitation, trading, risk management, treasury and hedging arrangements).

6.3	The Customer acknowledges that the prices of OTC Derivative Contracts, regardless of the source of such prices, are indicative values and may not indicate the actual terms upon which OTC Derivative Contracts could be liquidated or unwound or the calculation of an amount that would be payable or receivable following the expiry of, or the designation of an early termination date under, any applicable agreement. Prices determined using other pricing models, market data or assumptions may yield different results.

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6.4	The Customer acknowledges any Reports produced using the Supported Pricing Models and supplied to the Customer by Bank may be inaccurate. The Reports are produced using the Supported Pricing Models which may not adequately model all economic factors or events and information which Bank cannot determine to be accurate or complete. The Customer uses such Reports at its own risk and Bank shall not be liable to the Customer for any loss which arises from the use of the Reports for any purpose (including, without limitation, trading, risk management, treasury and hedging arrangements).

6.5	Subject to the provisions of this Schedule and any other limitations which apply, Bank shall only be liable to the Customer to the extent that the Customer suffers a loss due to the net asset value of the Customer being inaccurate due to the negligence, wilful default or fraud of Bank in following the agreed procedures under this Schedule with respect to the valuation of OTC Derivative Contracts. With respect to losses resulting from the other services covered by this Schedule, the standard of care set forth in Section 7.1 of the Agreement shall govern.